Exhibit 99.2
BLACKWATER MIDSTREAM HOLDINGS LLC
(FORMERLY BLACKWATER MIDSTREAM CORP.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Blackwater Midstream Holdings, LLC
Westwego, LA

We have audited the accompanying consolidated balance sheets of Blackwater Midstream Holdings LLC (the “Company” or “Successor”) as of March 31, 2013 and the related consolidated statements of operations, members’ equity, and cash flows for the period from October 10, 2012 through March 31, 2013.  We have also audited the accompanying consolidated balance sheet of Blackwater Midstream Corp. (“Predecessor”) as of March 31, 2012 and the consolidated statements of operations, stockholders’ equity and cash flows for the period from April 1, 2012 through October 9, 2012 and for the year ended March 31, 2012.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Successor as of March 31, 2013 and the related consolidated results of its operations and its cash flows for the period from October 10, 2012 through March 31, 2013 in conformity with accounting principles generally accepted in the United States of America.  Further, in our opinion, the Predecessor financial statements referred to above present fairly, in all material respects, the consolidated financial position as of March 31, 2012 and the consolidated results of its operations and cash flows for the period from April 1, 2012 through October 9, 2012 and for the year ended March 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

December 10, 2013

BLACKWATER MIDSTREAM HOLDINGS LLC
(FORMERLY BLACKWATER MIDSTREAM CORP.)
CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	March 31,
	2013	2012
ASSETS:
Current assets
Cash and cash equivalents	$306,528	$185,717
Restricted cash	165,002	—
Receivables-trade	423,978	366,268
Receivables-other	47,477	50,567
Prepaid expenses and other current assets	386,841	152,040
Current assets held for sale	158,678	320,971
Total current assets	1,488,504	1,075,563
Property and equipment, net	30,515,337	14,263,808
Intangible assets, net	7,679,561	—
Goodwill	16,917,602	—
Deferred tax asset	5,672,423	—
Noncurrent assets held for sale	2,229,709	2,256,760
Total assets	$64,503,136	$17,596,131

LIABILITIES AND MEMBERS' EQUITY:
Current liabilities
Accounts payable	$902,297	$1,275,729
Accounts payable-related parties	19,216	60,763
Accrued liabilities	1,083,576	202,447
Accrued payroll	243,055	—
Deferred revenue	351,422	114,334
Derivative liabilities of convertible debt loans	—	3,520,496
Current portion of convertible promissory note to affiliate	20,000,000	—
Current potion of long-term bank loans	1,957,040	1,311,864
Current liability held for sale	381,360	286,711
Total current liabilities	24,937,966	6,772,344
Long-term liabilities
Bank loans	3,721,581	2,030,868
Related party convertible debt loans, net of discount of $0 and $620,291	—	54,709
Convertible debt loans, net of discount of $0 and $3,745,668	—	330,365
Deferred tax liability	11,381,354	—
Long-term liability held for sale	1,180,288	1,360,000
Total long-term liabilities	16,283,223	3,775,942
Total liabilities	41,221,189	10,548,286
Commitments and contingencies

Common stock - 200,000,000 shares authorized, $.001 par value: 56,476,186 issued, outstanding at March 31, 2012	—	56,476
Additional paid-in-capital	—	8,398,943
Accumulated deficit	—	(1,407,574)
Members' equity	23,281,947	—
Total liabilities and members' equity	$64,503,136	$17,596,131

The accompanying notes are an integral part of these audited consolidated financial statements.

 BLACKWATER MIDSTREAM HOLDINGS LLC
(FORMERLY BLACKWATER MIDSTREAM CORP.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	October 10, 2012 to March 31, 2013	Year ended March 31, 2012	April 1, 2012 to October 9, 2012

REVENUE
Storage	$4,136,298	$7,483,073	$4,212,043
Packaging services	479,959	1,602,809	576,540
Excess through-put services	34,238	438,094	175,231
Other services	392,051	396,346	212,711
Total revenue	5,042,546	9,920,322	5,176,525
COSTS AND EXPENSES
Operating expenses	1,104,850	2,552,107	1,171,990
Depreciation and amortization	5,183,123	573,857	203,535
Selling, general and administrative expenses	3,107,554	3,491,047	1,852,251
Gain (loss) on disposal of assets	—	362,110	19,362
Total costs and expenses	9,395,527	6,979,121	3,247,138
Operating income (loss)	(4,352,981)	2,941,201	1,929,387
OTHER (EXPENSE)/INCOME
Net interest expense	(1,009,809)	(867,243)	(4,633,995)
Gain on extinguishment of convertible debt loans	—	1,399,940	—
Gain (loss) on change in fair market value of derivative liabilities	—	801,995	(577,492)
Other income and expenses, net	22,476	47,556	10
Income (loss) from continuing operations before taxes	(5,340,314)	4,323,449	(3,282,090)
Income (loss) from discontinued operations, net of tax	73,269	716,396	$(340,585)
Income tax benefit	4,807,722	—	$—
Net income (loss)	$(459,323)	$5,039,845	$(3,622,675)

The accompanying notes are an integral part of these audited consolidated financial statements.

BLACKWATER MIDSTREAM HOLDINGS LLC
(FORMERLY BLACKWATER MIDSTREAM CORP.)
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY AND
MEMBERS' EQUITY

	Predecessor Blackwater Midstream Corp. Common Stock
	Number of Common Shares	Par Value $.001	Additional Paid-in-Capital	Accumulated Deficit	Total
Balance, March 31, 2011	54,792,114	$54,792	$8,011,658	$(6,447,419)	$1,619,031
Shares issued for services	325,500	325	388,644	—	388,969
Shares issued upon option exercises	1,358,572	1,359	(1,359)	—	—
Net income	—	—	—	5,039,845	5,039,845
Balance, March 31, 2012	56,476,186	56,476	8,398,943	(1,407,574)	7,047,845
Shares issued for services	—	—	137,860	—	137,860
Shares issued upon conversion of convertible debt notes	11,877,580	11,878	4,739,155	—	4,751,033
Write off subsidiary's remaining derivative balance of convertible debt loans	—	—	4,097,988	—	4,097,988
Net income (loss) for Predecessor for period April 1, 2012 through October 9, 2012	—	—	—	(3,622,675)	(3,622,675)
Balance, October 9, 2012	68,353,766	68,354	17,373,946	(5,030,249)	12,412,051

	Successor Blackwater Midstream Holdings LLC

Members' Equity, October 10, 2012					$43,741,270
Distribution to Arclight Fund V treated as a loan					(20,000,000)
Net loss for Successor for period October 10, 2012 through March 31, 2013					(459,323)
Members' Equity, March 31, 2013					$23,281,947

The accompanying notes are an integral part of these audited consolidated financial statements.

BLACKWATER MIDSTREAM HOLDINGS LLC
(FORMERLY BLACKWATER MIDSTREAM CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	October 10, 2012 to March 31, 2013	Year ended March 31, 2012	April 1, 2012 to October 9, 2012

Cash flows from operating activities
Net income (loss)	$(459,323)	$5,039,845	$(3,622,675)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,391,585	751,740	428,873
Amortization of convertible loan discounts	—	273,473	4,365,959
Net loss on disposal of assets	—	362,110	19,362
Net gain on bargain purchase of assets	—	(970,000)	—
Net gain on extinguishment of convertible debt loans	—	(1,399,940)	—
Net gain on change in fair market value of derivative liabilities	—	(801,995)	577,492
Stock based compensation	—	388,969	137,860
Deferred tax expense, net	(4,760,878)	—	—
Changes in operating assets and liabilities:
Accounts receivable - trade	(101,511)	(190,244)	32,404
Accounts receivable - other	(47,477)	158,033	50,567
Prepaid expenses	(82,649)	(70,182)	(108,295)
Inventory	8,615	23,934	(27,769)
Deferred revenue	168,371	(100,900)	71,017
Accounts payable and accruals	1,269,255	(1,021,742)	(988,082)
Net cash provided by operating activities	1,385,988	2,443,101	936,713
Cash flows from investing activities:
Proceeds from restricted cash	(165,002)	—	—
Purchase of Salisbury, MD Terminal	—	(1,600,000)	—
Purchase of property, plant and equipment	(1,960,362)	(1,440,539)	(2,346,553)
Net cash flows used in investing activities	(2,125,364)	(3,040,539)	(2,346,553)
Cash flows from financing activities:
Proceeds from bank loans	1,405,920	2,008,072	2,417,110
Payment on bank loans	(884,932)	(1,271,686)	(666,932)
Net cash flows provided by financing activities	520,988	736,386	1,750,178
Net increase in cash and cash equivalents	(218,388)	138,948	340,338
Cash and cash equivalents at beginning of period	530,672	51,386	190,334
Cash and cash equivalents at end of period	$312,284	$190,334	$530,672

Supplemental cash flow disclosures
Cash paid for interest, net of amounts capitalized	$101,645	$611,081	$290,006
Cash paid for income taxes	—	—	—

Non-cash investing and financing activities:
Construction in process included in accounts payable	$472,687	$406,208	$363,492
Barge dock exchanged for accounts payable	$—	$115,000	$—
Shares issued in cashless exercise	$—	$1,139	$—
Debt discount related to derivative liabilities	$—	$4,516,240	$—
Shares issued upon conversion of debt	$—	$—	$4,751,033
Write off of derivatives due to conversion	$—	$—	$4,097,988
Transfer from construction in progress to property, plant and equipment	$—	$—	$2,956,434
Distribution to Arclight Fund V treated as loan	$20,000,000	$—	$—

The accompanying notes are an integral part of these audited consolidated financial statements.

BLACKWATER MIDSTREAM HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2013 AND 2012

1.    ORGANIZATION, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Blackwater Midstream Corp. was incorporated in the State of Nevada, U.S.A., on March 23, 2004. On March 18, 2008, we changed our name to Blackwater Midstream Corp. (“BWMS”) from Laycor Ventures Corp.

On September 9, 2008, we formed Blackwater New Orleans, L.L.C. (“BWNO”), a Louisiana limited liability company, as a wholly-owned subsidiary of BWMS. On December 23, 2008, BWNO acquired an existing bulk liquid storage terminal in Westwego, LA (the “Westwego Terminal”) from NuStar Terminals Operations Partnership L.P.

On February 26, 2010, we formed Blackwater Georgia, L.L.C. (“BWGA”), a Georgia limited liability company, as a wholly-owned subsidiary of BWMS. On July 15, 2010, BWGA acquired an existing bulk liquid storage terminal in Brunswick, GA (the “Brunswick Terminal”) from NuStar Terminals Operations Partnership L.P.

On November 22, 2011, we formed Blackwater Maryland, L.L.C. (“BWMD”), a Maryland limited liability company, as a wholly-owned subsidiary of BWMS. On December 22, 2011, BWMD acquired an existing truck rack liquid storage terminal in Salisbury, MD (the “Salisbury Terminal”) from NuStar Terminals Operations Partnership L.P. (See Note 3)

On June 27, 2012, ArcLight Energy Partners Fund V, L.P. (“AL Fund V”) formed Blackwater Investments, Inc. (“BWI”), a Delaware close corporation.

Also on June 27, 2012 AL Fund V formed Blackwater Midstream Holdings LLC (“BWHD”), a Delaware limited liability company. BWHD owns 100% of the shares of BWI.

On June 27, 2012, AL Fund V formed Blackwater Acquisition Sub, Inc. (“BWAS”), a Nevada close corporation for the sole purpose of merging with and into Blackwater Midstream Corp. (“the Merger”) in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”) and the applicable provisions of the Nevada Revised Statues, in which BWMS would be the surviving corporation and become a wholly-owned subsidiary of Blackwater Investments, Inc. (“BWI”). Also at this time, BWAS filed its Bylaws; and as per the Merger Agreement, BWAS’ Bylaws became the Bylaws of BWMS upon the effective date of the merger.

On October 9, 2012, the effective date of the Merger and the acquisition date (the “Merger and Acquisition Date”) the purchase by BWI of all issued and outstanding shares of BWMS took place, (the “Acquisition”). In connection with the merger, management elected to apply push-down accounting. Under push-down accounting, the assets and liabilities are adjusted to fair value, thereby creating a new cost basis for the assets.

The consolidated financial statements for the Successor Company at March 31, 2013, and for the period October 10, 2012 to March 31, 2013, include the financial statements of Blackwater Midstream Holdings LLC, its 100% owned-subsidiary Blackwater Investments, Inc., its 100% owned-subsidiary Blackwater Midstream Corp. and all of its 100%-owned subsidiaries: Blackwater New Orleans, L.L.C., Blackwater Georgia, L.L.C., and Blackwater Maryland, L.L.C. (the asset held for sale).  Intercompany transactions and balances are eliminated in consolidation.

The consolidated financial statements for the Predecessor Company at March 31, 2012, and for the period April 1, 2012 to October 9, 2012, include the financial statements of Blackwater Midstream Corp. and all of its 100% owned subsidiaries: Blackwater New Orleans, L.L.C., Blackwater Georgia, L.L.C., and Blackwater Maryland, L.L.C. (the asset held for sale).  Intercompany transactions and balances are eliminated in consolidation.

Blackwater, we, our or the Company references herein are referring to consolidated information pertaining to Blackwater Midstream Holdings LLC, Blackwater Investments, Inc, Blackwater Midstream Corp., and its wholly-owned subsidiaries: Blackwater New Orleans, L.L.C.; Blackwater Georgia, L.L.C., and Blackwater Maryland, L.L.C and to Laycor Ventures, Corp.

CONSOLIDATION

The accompanying consolidated financial statements represent the consolidated operations of Blackwater Midstream Holdings LLC, Blackwater Investments, Inc., Blackwater Midstream Corp. and its wholly-owned subsidiaries: BWNO, BWGA and BWMD. Intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

CASH AND CASH EQUIVALENTS

Cash equivalents are all highly liquid investments with an original maturity of three months or less when acquired. The Company’s restricted cash as of March 31, 2013 totaled approximately $165,000, related to a customer contract requiring the customer to deposit with the Company three months of storage revenues, to be offset if the Customer fails to make timely payments, with any remaining amounts to apply to specific contract storage months. As of March 31, 2012, the Company did not have any unrestricted cash.

REVENUE RECOGNITION

Revenues for third-party terminals include storage tank lease fees, whereby a customer agrees to pay for a certain amount of tank storage over a certain period of time; and throughput fees, whereby a customer pays a fee based on volumes moving through the terminal.  At our terminals, we also offer and provide packaging, blending, handling, filtering and certain other ancillary services.  Revenue from storage tank lease fees are recognized ratably, which is typically monthly, over the term of the lease.  Occasionally, customers pay for tank lease fees in advance. Fees received in advance are deferred until the period they are earned. Revenue from throughput fees and ancillary fees are recognized as services are provided to the customer and when the fees are realizable.

ACCOUNTS RECEIVABLE

Accounts receivable represent valid claims against non-affiliated customers and are recognized when services are rendered. We extend credit terms to certain customers based on historical dealings and to other customers after review of various credit indicators, including the customer’s credit rating.

Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at the time of their review.  Accounts receivable are written off when the account is deemed uncollectible. The Company has recorded no uncollectible allowance as of March 31, 2013 or March 31, 2012.

As of March 31, 2013, the Company had a receivable-other balance of $47,477 due from the State of Louisiana pertaining to a jobs incentive award grant. As of March 31, 2012, the Company had a receivable-other balance of $50,567 due mainly from the State of Louisiana pertaining to investment incentive rebates and job incentive award grants.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, are comprised of real estate, buildings, warehouses, storage tanks, terminal assets, office equipment, computer software and heavy equipment and are stated at cost or the fair market value (“FMV”) as per the Merger consideration paid on October 9, 2012 for the shares of BWMS when acquired by BWI, less accumulated depreciation.

Assets are depreciated on a straight-line basis over their estimated useful lives, which range from 4 to 40 years. Repair and maintenance costs associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred.

CONSTRUCTION IN PROGRESS

Construction in progress is stated at cost, which includes the costs of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress at March 31, 2013 and March 31, 2012, represents facilities under installation and prepayments on assets being purchased.

GOODWILL AND INTANGIBLE ASSETS

Goodwill is the excess of the investment in the Company over the fair market value of the identifiable net assets and customer contracts acquired as of the Acquisition Date and the offset to the calculated Deferred Tax Benefit amount as of March 31, 2013. As of the year ended March 31, 2013, the Company recorded goodwill in the amount of approximately $16,917,600. The Company did not record any goodwill as of March 31, 2012.

Net intangible assets are related to existing customer contracts recorded as of the Acquisition Date and the acquisition of the Salisbury Terminal on December 22, 2011 (see Note 3). These customer contracts had estimated remaining contract periods ranging between five and thirty-five months and will be amortized over the same periods.

IMPAIRMENT OF LONG-LIVED AND INTANGIBLE ASSETS

We account for impairment of plant and equipment, and amortizable intangible assets in accordance with ASC 360-10-35 “Impairment or Disposal of Long-Lived Assets” which requires us to evaluate a long-lived asset for recoverability when there are events or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. No impairment losses were recorded during the years ended March 31, 2013 or 2012.

GOODWILL AND OTHER INDEFINITE INTANGIBLES

Goodwill and other intangibles with indefinite lives are not amortized but are reviewed for impairment at least annually or more frequently if an event or circumstance indicates that an impairment may have occurred. To test for impairment, the fair value of each reporting unit is compared to the related net book value, including goodwill. If the net book value of the reporting unit exceeds the fair value, an impairment loss is measured and recognized. An income approach is utilized to estimate the fair value of each reporting unit. The income approach is based on the projected debt-free cash flow, which is discounted to the present value using discount factors that consider the timing and risk of cash flows. As the Company recognized goodwill during the year ended March 31, 2013, it has not yet been tested for impairment.

DEFERRED FINANCING COSTS

Costs incurred for debt borrowing are capitalized as paid and amortized over the life of the associated debt instrument.  To the extent that debt is retired before its scheduled maturity date, any remaining deferred financing costs associated with that debt are written off.

ENVIRONMENTAL REMEDIATION COSTS

Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. As of March 31, 2013, we are not aware of any environmental remediation costs associated with the acquisition of the Westwego Terminal, the Brunswick Terminal or the Salisbury Terminal.

INCOME TAXES

No provisions for federal and state income taxes have been made in the financial statements for Blackwater Midstream Holdings LLC’s activities during these reporting periods; as these taxes are the responsibilities of BWHD’s members under a limited liability corporation.

For Blackwater Investments, Inc. and Blackwater Midstream Corp. and its subsidiaries we follow Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting Standards

Codification (“ASC”) 740 - “Accounting for Income Taxes” (“ASC 740”). This standard requires the use of an asset and liability approach for financial accounting and reporting of income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

CAPITALIZED INTEREST

The interest cost associated with major development and construction projects is capitalized and included in the cost of the project.

STOCK-BASED COMPENSATION

The Company follows SFAS 123(R) ASC 718 which requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the income statement based on their estimated fair values. The Company recognizes the expense on a straight-line basis over the requisite service period, which is normally the vesting period. On the Acquisition Date, the Company expensed all remaining employee stock-based compensation payments.

We account for non-employee share-based awards in accordance with EITF No. 96-18 ASC 505 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquisition, or in Conjunction with Selling, Goods or Services.”

EMBEDDED CONVERSION FEATURE

The Company evaluates embedded conversion features within convertible debt and convertible preferred stock under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion features.

FAIR VALUE MEASURES

The Company follows ASC 820 “Fair Value Measurements and Statement No. 157, as amended, the fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the Company’s affiliate convertible promissory note approximates book value at March 31, 2013 and 2012 due to the short-term nature of these accounts.  The fair value of our debts with JP Morgan Chase Bank, N.A. also approximates book value due to the variable rate of interest charged.  The fair value of these loans does not materially differ from book value.  It is management’s opinion that we are not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying values. Occasionally, our cash deposits may exceed the FDIC insurable limit.

NEW ACCOUNTING PRONOUNCEMENTS

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

ASSETS HELD FOR SALE

In accordance with ASC 360, “Presentation of Financial Statements - Long-Lived Assets Held for Sale”, we reported our Maryland Terminal as an asset held for sale. The application of ASC 360 is discussed in Note 5 below.

2.     PROPERTY, PLANT AND EQUIPMENT

Property and equipment consisted of the following. The Estimated Useful Life figure presented in the table represents management’s determination as to the potential full useful life of the assets when new as of March 31, 2013 and 2012:

	Estimated Useful Life	Successor 2013 (1)	Predecessor 2012

Land		$1,914,808	$1,914,808
Office buildings & warehouses	10-40	1,353,075	729,690
Improvements	20-40	716,518	628,049
Dock	20-40	7,942,337	3,675,065
Tanks, truck rack and piping	20-40	20,187,333	9,696,197
Equipment	5	38,028	16,119
Office equipment, software, packing equip. & tools	5 - 7	613,717	408,993
Construction in process		2,731,179	1,053,052
Total property, plant and equipment		35,496,995	18,121,973
Less: accumulated depreciation		(2,751,949)	(1,648,299)
Property, plant and equipment, net		32,745,046	16,473,674
Less: assets held for sale		(2,229,709)	(2,209,866)
Property, plant and equipment less assets held for sale, net		$30,515,337	$14,263,808

(1) - See Note 3 - Merger and Acquisition of the Company, for further explanation concerning the change in basis of the Company's assets due to purchase accounting as a result of the Company’s merger on October 9, 2012.

The Company’s remaining useful life of major assets acquired with the Westwego, Brunswick and the Salisbury Terminals was based on an appraiser’s determination of a percent of useful life remaining for major assets as of the acquisition date. Management applied this percentage to its determination as to the potential full useful life of each major asset to arrive at a useful life remaining. Above ground steel storage tanks are designed for long lives and it is common for a storage tank to provide useful service for a period of 40 years or longer.

A summary of the ranges of remaining useful lives calculated for the Westwego, Brunswick and Salisbury Terminal assets when acquired are as follows:

Office buildings & warehouses             2.5 - 26 years
Improvements                    4 - 20 years
Dock                        7 - 40 years
Tanks, racks and piping                4 - 40 years (2)
Equipment                    5 - 15 years
Office equipment, software, tools            5 years

(2) One storage tank was recorded with a remaining useful life of 37 years as it had been recently constructed as of December 2008 and the new ship dock and the three tanks constructed in late 2009 and early 2010 are recorded with a useful life of 40 years; as well as the tank placed in service during November 2012. The remainder of our tanks is recorded with a remaining useful life of between 6 and 12 years.

On April 14, 2011 the Company entered into an agreement with one of its vendors to transfer the Company’s barge dock and related equipment to the vendor in exchange for $115,000 to be offset against amounts currently owed by the Company to the vendor. As a result, the Company recorded a loss of $362,110 on the disposal of assets in April 2011.

On October 9, 2012, the effective date of the Merger, and the Acquisition Date, the Company evaluated the fair market value of its assets and customer contracts acquired and their current book value. The increase in the fair market value over the current book value was assigned to the assets, with the remaining value assigned to goodwill. See Note 4.

Construction in process projects as of the end of each fiscal year are recorded as assets when completed during the next current year. Two new 50,000 barrel storage tanks and existing storage tanks and piping improvements, along with other improvements were recorded as Construction in Process projects as of March 31, 2013, totaling approximately $2,731,000. Construction in Process projects as of March 31, 2012 totaled approximately $1,053,000 and consists of storage tank and piping improvements and a truck loading facility.

Depreciation and amortization expenses related to property, plant and equipment totaled approximately $574,000 during the period ending March 31, 2012; approximately $204,000 for the period April 1, 2012 through October 9, 2012; and approximately $5,183,000 for the period October 10, 2012 through March 31, 2013. Approximately $4,500,000 of the increase between the years ended March 31, 2012 and 2013 was due to the increase of the FMV of the assets due to the Merger. Depreciation and amortization expenses related to the discontinued operations were approximately $125,000 for the period ending March 31, 2012; approximately $225,000 for the period April 1, 2012 through October 9, 2012; and approximately $208,000 for the period October 10, 2012 through March 31, 2013.

The Company capitalizes interest cost while Construction in Process projects are under construction. During the year ended March 31, 2013 approximately $147,000 of interest was capitalized, and for the year ended March 31, 2012, approximately $61,200 of interest was capitalized.

3.     SALISBURY TERMINAL PURCHASE

Purchase of Salisbury, Maryland Terminal

On December 22, 2011, we acquired the 172,000 barrel Salisbury Terminal, including storage tanks and other improvements for $1,600,000. The terminal consists of fourteen leasable above ground storage tanks (ranging in size from 2,500-50,000 barrels), two office buildings, a three-bay covered truck loading rack, a barge dock and other site improvements situated on approximately 27 acres of land, located along the Wicomico River in Salisbury, Maryland.

The Salisbury Terminal when purchased in December 2011 included one employee, customer contracts, permits, licenses, offices, procedures, systems, storage tanks, truck racks, piping, etc. and processes that had the ability to produce outputs; thus meeting the definition of a business as per ASC Topic 805-10-55, paragraphs 4 through 9.

It was our understanding that the seller had earlier decided to exit from the truck rack terminal business in this particular market, and that there were a limited number of potential purchasers.

We commissioned and obtained a market valuation appraisal (the “Salisbury Terminal Appraisal”) from a third-party independent appraisal firm. The fair value of the terminal was determined using level 3 inputs. Significant appraisal inputs included a description of the property, an analysis of the highest and best use of the property, and a comparison of nearby and national terminal sales. Applying the Sales Comparison Approach, the Salisbury Terminal Appraisal concluded that the market value of the Salisbury Terminal as of June 30, 2011 was $2,570,000.

As per ASC Topic 805-30-25-4, we reassessed all identifiable assets acquired and liabilities assumed in the acquisition and subsequently valued the combined assets at the Salisbury Terminal at $2,570,000 and recorded a $970,000 “bargain purchase” gain for the difference, which is recorded in the Company’s consolidated statement of operations. The Company determined that the market value of the Salisbury Terminal did not change materially from the date of the appraisal on June 30, 2011 and the date of the acquisition on December 22, 2011.

Included in the acquired assets was the tangible terminal assets described above; as well as four in-place customer contracts with a fair value of $287,766 and various prepaid permits and taxes with a fair value of $48,799. The fair value of the in-place customer contacts was determined using a discounted cash flow projection over the one-year life of the contracts and this amount was amortized over the useful life of one-year.

The following table sets forth the costs and final purchase price allocation related to the Salisbury Terminal acquisition:

Cost of the acquisition:
Cash paid from the proceeds of debt	$1,600,000
Less: fair market value of identifiable assets acquired	(2,570,000)
Gain on bargain purchase of asset	$(970,000)

Purchase price allocation:
Property, plant and equipment, net	$2,233,435
Intangible assets	336,565
Identifiable assets	$2,570,000

Presented below are pro-forma consolidated statements of operations for the year ended March 31 2012, when considering the operating results of the Salisbury Terminal, if acquired as of April 1, 2011:

	Actual Blackwater Midstream, Westwego, Brunswick & Salisbury Terminals	Salisbury Terminal Pro-Forma for Period 1/Apr/2011-21/Dec/2011	Consolidated Pro-Forma
Revenue	$9,990,611	$343,000	$10,333,611
Net income	$5,039,845	$(984,075)	$4,055,770

4.     MERGER AND ACQUISITION OF THE COMPANY

Merger and Acquisition of the Company

Prior to the merger and acquisition of the Company, our predecessor companies included Blackwater Midstream Corp. and all of its 100% owned subsidiaries: Blackwater New Orleans, L.L.C., Blackwater Georgia, L.L.C., and Blackwater Maryland, L.L.C. (the asset held for sale).  Intercompany transactions and balances are eliminated in consolidation.

On October 9, 2012, the effective date of the Merger and the Acquisition Date, all of BWMS’ issued and outstanding shares available were tendered for purchase by Blackwater Investments, Inc. (“BWI”). BWI paid $0.64 per common share of BWMS.

On October 9, 2012, Blackwater Acquisition Sub, Inc. (“BWAS”), a Nevada close corporation merged with and into the Company in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”) and the applicable provisions of the Nevada Revised Statues, in which BWMS became the surviving corporation and become a wholly-owned subsidiary of BWI. Also at this time BWAS, filed its Bylaws with the State of Nevada; and as per the Merger Agreement, and then BWAS’ Bylaws became the Bylaws of BWMS.

Since BWI purchased 100% of BWMS’ shares, push-down accounting was applied, therein establishing a new basis in BWMS’ assets and liabilities based on the purchase price paid.

As of the Merger Date, we evaluated the fair market value of the Company’s assets based on a third party’s recent Income Approach appraisal method, and we calculated the present value of the customer contracts in place at all of our terminals. The Company followed purchase accounting and allocated the preliminary purchase price based on the fair value. The fair value was determined using level 3 inputs.

The following table sets forth the costs and final purchase price allocation:

Cost of the acquisition:
Acquisition price of BWMS stock	$44,092,176
Purchase price allocation:
Current assets	$1,086,889
Property, plant and equipment, net (Westwego, LA Terminal)	32,311,850
Intangible assets (customer contracts-all terminals)	12,480,067
Current liabilities	(5,389,552)
Long-term debt	(2,798,046)
Deferred tax liability	(10,516,634)
Goodwill	16,917,602
Net	$44,092,176

On October 9, 2012 members of management entered into the Contribution and Rollover Agreement (the “Rollover Agreement”) with Blackwater Midstream Holdings LLC (“BWHD”) wherein, effective immediately prior to the effective time of the Merger and Acquisition, BWHD acquired from each member of management some of the BWMS shares owned by management (the “Rollover Shares”); as set forth below in exchange for an equal number of Class A Common Units of BWHD, in lieu of any Acquisition or Merger cash consideration.

The following table reflects the number of BWMS shares exchanged in the Merger:

Suder	1,132,965
Chatagnier	1,057,105
St. Pierre	464,263
Marrocco	454,166
Total	3,108,499

5.     SALISBURY TERMINAL: ASSET HELD FOR SALE AND DISCONTINUED OPERATIONS

Potential Sale of Salisbury, Maryland Terminal

In May 2013, the Company entered into a one-year exclusive listing agreement with a Maryland commercial real estate broker to market the Maryland Terminal: its on-going business operations, its customer contracts, its assets and other intangibles. To date, we have not entered into a letter of intent to purchase with an interested party. However, we have prepared these financial reports showing the Maryland Terminal’s operating activities in a separate line item named, “Discontinued Operations” and on the balance sheets as “Asset held for sale”.

The following table summarizes the income (loss) from discontinued operations reported in the consolidated statement of operations:
	Successor		Predecessor
	for the Period		for the Year	For the Period
	October 10, 2012 to		Ended	April 1, 2012 to
	March 31, 2013		March 31, 2012	October 9, 2012
Revenue	$92,822	$	$70,289	$102,228
Cost of revenues	(87,797)		(54,017)	(86,501)
Depreciation and amortization expense	(208,462)		(124,730)	(225,338)
Selling, general and administrative expenses	(94,333)		(126,766)	(95,136)
Operating Loss	(297,770)		(235,224)	(304,747)

Net interest expense	(32,486)		(18,380)	(35,838)
Gain on bargain purchase of assets	—		970,000	—
Other income and expenses, net	450,369		—	—
Income tax expense	(46,844)		—	—
Income (loss) from discontinued operations	$73,269	$	$716,396	$(340,585)

A summarized report of the assets and liabilities of Asset Held for Sale (the Blackwater Maryland, LLC Terminal) is as follows:
	Successor		Predecessor
	as of		as of
	March 31, 2013		March 31, 2012
Cash	$5,756		$4,617
Receivables	31,797		20,400
Current portion of intangible assets	15,964		210,214
Prepaid expenses and other current assets	105,161		85,740
Property, plant, equipment, net	2,229,709		2,209,866
Intangible assets	0		46,894
Total assets of asset held for sale	$2,388,387		$2,577,731

Accounts payable	$7,227		$46,711
Current bank debt	371,833		240,000
Long-term bank debt	1,133,444		1,360,000
Deferred income tax liability	46,844		—
Deferred revenue	2,300		—
Total liabilities of asset held for sale	$1,561,648		$1,646,711

6.    INTANGIBLE ASSETS, NET

Due to the merger and acquisition of the Company during the year ended March 31, 2013, the Company allocated $12,480,067 of the purchase price to intangible assets related to customer contracts in place at all terminals and $16,917,602 to goodwill.  See Note 4.

Intangible assets, net, consisted of the following as of March 31, 2013 and 2012:

	2013	2012
Customer contracts	$12,480,067	$336,565
Goodwill	16,917,602	—
Accumulated amortization	(4,784,291)	(79,457)
Intangible assets, net	$24,613,127	$257,108
Less: asset held for sale	(16,215)	(257,108)
Intangible assets, less asset held for sale, net	$24,597,163	$—

The customer contracts are amortized using the straight-line method over their estimated economic lives (between five and thirty-five months).  Goodwill is not amortized and is assessed for impairment at least annually or more frequently if an event or circumstance indicates that an impairment may have occurred. As the Company recognized goodwill during the year ended March 31, 2013, it has not yet been tested for impairment.

For the years ended March 31, 2013 and 2012, amortization of intangible assets expense was $4,704,834 and $79,457, respectively.

Future estimated amortization for intangible assets as of March 31, 2013, for the next five years and the total amount thereafter are as follows:

2013
2014	$4,680,293
2015	2,607,206
2016	388,666
2017	5,499
2018	967
Thereafter	13,145
$7,697,789

7.    LOSS ON DISPOSAL OF ASSETS

For the year ended March 31, 2013, we recorded a non-cash net loss of $19,362 related to the disposal of a storage tank to make way for the construction of a larger storage tank; while retaining the tank’s foundation. During the fiscal year ended March 31, 2012, the Company entered into an agreement with its dock contractor to transfer the Company’s barge dock and related equipment to this vendor in exchange of $115,000 offsets against amounts owed to this vendor by the Company. As a result, the Company recorded a loss of $362,110 on the disposal.

8.    LONG-TERM DEBT, CONVERTIBLE DEBT NOTES AND RELATED PARTY NOTES AND PAYABLES

Summary of current and long-term debt at March 31st consists of the following:

	Successor	Predecessor
	March 31, 2013	March 31, 2012
The BWMS October 2009 convertible debt notes with various note holders totaled $3,001,033 with interest at the annual rate of 10%, payable quarterly beginning on January 15, 2010. The original maturity date of October 15, 2011 was amended and extended until October 15, 2013. The notes were convertible at any time into restricted shares of the Company’s common stock at $0.50 per share. The notes were amended to allow for conversion at $0.40 per share upon a change in control of the Company. On October 9, 2012, as per the Acquisition, all notes were converted at $0.40 per share into 7,502,582 common shares of the Company and subsequently converted into cash.
	$—	$3,001,033
The BWMS March 2010 convertible debt notes with various note holders totaled $1,750,000 with interest at the annual rate of 10%, payable quarterly beginning on June 30, 2010. The original maturity date of March 31, 2012 was amended and extended until September 30, 2013. The notes were convertible at any time into restricted shares of the Company’s common stock at $0.50 per share. The notes were amended to allow for conversion at $0.40 per share upon a change in control of the Company. On October 9, 2012, as per the Acquisition, all notes were converted at $0.40 per share into 4,375,000 common shares of the Company and subsequently converted into cash.
	—	1,750,000
The BWNO October 2010 note with JPM in the amount of $4,695,456 bears interest at the annual rate of 1.50% above the Prime Rate, subject to certain minimum rate requirements. The October 2010 Note provides for consecutive monthly installments of principal in the amount of $97,822, plus interest, commencing October 31, 2010 and continuing until maturity on September 30, 2014; along with related interest.	1,760,796	2,934,660

The BWMD January 2012 term loan with JPM in the amount of $1,600,000 bears interest at the annual fixed rate of 4.50%. Beginning on July 21, 2012 and continuing on the last day of each calendar month thereafter, BWMD will pay monthly principal installments of $26,667, plus interest. All unpaid principal and accrued and unpaid interest is finally due and payable on July 21, 2017.	1,360,000	1,600,000
The BWGA February 2012 term loan with JPM in the amount of $1,380,000 bears interest at the annual fixed rate of 4.50%. Beginning on October 31, 2012 and continuing on the last day of each calendar month thereafter, BWGA will pay monthly principal installments of $23,000, plus interest. All unpaid principal and accrued and unpaid interest is finally due and payable on August 31, 2017.	1,242,000	408,072
The BWNO June 2012 term loan with JPM in the amount of $2,300,000 bears interest at the JPM CB Prime Floating interest rate. Beginning on
January 31, 2013 and continuing on the last day of each calendar month thereafter, BWNO will pay monthly principal installments of principal and interest. All unpaid principal and accrued and unpaid interest is finally due and payable on December 31, 2017. In November 2012, this term note was increased to the amount of $2,800,000 and revised with principal payment of approximately $46,667, plus interest, commencing on June 30, 2013 and continuing on the last day of each calendar month thereafter. All unpaid principal and accrued unpaid interest is finally due and payable on May 31, 2018. As of March 31, 2013, $2,728,760 had been advanced on this loan.
	2,728,760	—
The BWNO March 2013 term loan with JPM in the amount of $1,348,000 bears interest at the JPM CB Prime Floating interest rate. Beginning on October 8, 2013 and continuing on the 8th day of each calendar month thereafter BWNO will pay monthly principal installments of approximately $22,467, plus interest. All unpaid principal and accrued and unpaid interest is finally due and payable on September 8, 2018. As of March 31, 2013, $92,342 had been advanced on this loan.	92,342	—
The BWHD October 9, 2012 convertible promissory note with its affiliate, ArcLight Energy Partners Fund V, L.P., in the amount of $20,000,000 bears interest at the fixed annual rate of 10%. The principal and all accrued interest shall be payable on the maturity date of October 9, 2013.	20,000,000	—
Total debt	27,183,898	9,693,765
Less current maturities	(22,328,873)	(1,551,864)
Total debt net of current maturities	4,855,025	8,141,901
Less asset held for sale	(1,133,444)	(1,360,000)
Total debt net of current maturities and asset held for sale	$3,721,581	$6,781,901

Future minimum payments related to our JPM credit facilities and our affiliate convertible promissory note as of March 31, 2013, for the next five years and the total amount thereafter are as follows.

Fiscal year ending March 31,
2014	$22,328,873
2015	1,742,932
2016	1,156,000
2017	1,156,000
2018	778,000
Thereafter	22,093
$27,183,898

JP Morgan Chase Bank, N.A. (JPM) loan agreements

Acquisition of the Westwego Terminal and subsequent construction projects

In connection with the purchase of the Westwego Terminal on December 23, 2008, BWNO entered into a credit agreement (the “Credit Agreement”) and a $2,500,000 Term Note (the “Note”) with JPM to finance a portion of the purchase price of the storage terminal.  Beginning on April 30, 2009, we made monthly principal installments on the Note, plus accrued monthly interest.

The JPM Note is secured by a mortgage on the Westwego Terminal property. The Credit Agreement includes customary events of default including, but not limited to, the failure of BWNO to pay any principal or interest when due, the breach of any representation or warranty in any of JPM’s loan documents, or insolvency or bankruptcy. Upon the occurrence of an event of default, the JPM Note will become due and payable automatically and without notice.

Since the original Credit Agreement, BWNO and the Company have entered into the following agreements with JPM:

•	April 21, 2009, a letter agreement; temporarily modifying payment terms

•	February 12, 2010 Note and the First Amendment to the Credit Agreement, in the amount of $2,150,000 to finance the construction of three new storage tanks and a ship dock at the Westwego Terminal

•	June 22, 2010, an Amendment (Second) to the Credit Agreement, a Line of Credit in the amount of $100,000;

•	September 27, 2010, the Third Amendment to the Credit Agreement, combining the outstanding balances of the December 2008 and the February 2010 Notes and the June 2010 Line of Credit

•
October 29, 2010, the Fourth Amendment to the Credit Agreement, consolidating outstanding balances since the September 2010 agreement, plus an August 2010 Line of Credit in the amount of $131,500 and a new advance of $374,160

•	June 22, 2012 Note and the Fifth Amendment to the Credit Agreement, in the amount of $2,300,000 to finance the construction of two new tanks and improvements at the Westwego and Salisbury Terminals

•	November 28, 2012, the Sixth Amendment to the Credit Agreement, to add $500,000 to the June 2012 Note for additional improvements at the Westwego Terminal

•	March 8, 2013 Note and the Seventh Amendment to the Credit Agreement, in the amount of $1,348,000 for improvements at the Westwego Terminal

Acquisition of the Salisbury Terminal.

In connection with the purchase and acquisition of the Salisbury Terminal on December 22, 2011, BWMD entered into a term loan with JPM in the principal amount of $1,600,000 to finance the purchase price of the terminal.

The BWMD loan includes customary events of default including, but not limited to, the failure of BWMD to pay any principal or interest when due, the breach of any representation or warranty in any of JPM’s loan documents, or insolvency or bankruptcy. Upon the occurrence of an event of default, the BWMD loan will become due and payable automatically and without notice. The term note requires that if BWMD prepays all or any portion of the principal balance of the note prior to the scheduled payment due date and/or the stated maturity date set forth then BWMD agrees to pay to JPM prepayment charges as detailed in the term note. Additionally, in connection with the closing of the acquisition, BWMD entered into the following with JPM: a credit agreement, a continuing security agreement covering all of BWMD’s personal property, and a Subordination Agreement. As additional collateral for the BWMD loan, BWNO agreed to secure the BWMD loan with the existing collateral mortgage encumbering BWNO’s right, title and interest in the immovable property, buildings, structures, machinery, equipment and improvements on the premises located at 660 LaBauve Drive, Westwego, Jefferson Parish, Louisiana. Blackwater Midstream Corp. entered into a continuing guaranty and the Subordination Agreement with JPM, and guaranteed the obligations of BWMD under the terminal Purchase Agreement with NuStar.

Storage tank construction at the Brunswick Terminal

In connection with the construction of a 60,000 barrel storage tank at the Brunswick Terminal, on February 28, 2012, BWGA entered into a term loan with JPM in the principal amount of $1,380,000.

The BWGA loan includes customary events of default including, but not limited to, the failure of BWGA to pay any principal or interest when due, the breach of any representation or warranty in any of JPM’s loan documents, or insolvency or bankruptcy. Upon the occurrence of an event of default, the BWGA loan will become due and payable automatically and without notice. The term note requires that if BWMD prepays all or any portion of the principal balance of the note prior to the scheduled payment due date and/or the stated maturity date set forth then BWMD agrees to pay to JPM prepayment charges as detailed in the term note. Additionally, in connection with the closing of the loan, BWGA entered into the following with JPM: a credit agreement, a continuing security agreement covering all of BWGA’s personal property, and a Subordination Agreement. As additional collateral for the BWMD loan, BWNO agreed to secure the BWGA loan with the existing collateral mortgage encumbering BWNO’s right, title and interest in the immovable property, buildings, structures, machinery, equipment and improvements on the premises located at 660 LaBauve Drive, Westwego, Jefferson Parish, Louisiana. Blackwater Midstream Corp. entered into a continuing guaranty and the

Subordination Agreement with JPM, and guaranteed the obligations of BWGA under the terminal Purchase Agreement with NuStar.

Storage tank construction and other improvements at the Westwego and Salisbury Terminals

In connection with the construction of two new 50,000 barrel storage tank at the Westwego Terminal and tank system modifications at the Salisbury Terminal, on June 22, 2012, BWNO entered into a term loan with JPM in the principal amount of $2,300,000.

The BWNO loan includes customary events of default including, but not limited to, the failure of BWNO to pay any principal or interest when due, the breach of any representation or warranty in any of JPM’s loan documents, or insolvency or bankruptcy. Upon the occurrence of an event of default, the BWNO loan will become due and payable automatically and without notice.

Additionally, in connection with the closing of the loan, BWNO entered into the following with JPM: the Fifth Amendment to the Credit Agreement, an Allonge to the Collateral Mortgage Note, dated December 23, 2008, and a First Amendment to Collateral Mortgage, Assignment of Leases and Rents and Security Agreement, dated December 23, 2008.

BWMS entered into a continuing guaranty (the “Continuing Guaranty”), pursuant to which the Company guaranteed the obligations of BWNO to JPM.

On November 28, 2012, BWNO and JPM increased the June 22, 2012 term loan to $2,800,000 to finance improvements at the Westwego Terminal related to a new long-term customer storage contract. In connection with this change, BWNO entered into the Sixth Amendment to the Credit Agreement, the First Amendment to the BWMD Credit Agreement and the First Amendment to the BWGA Credit Agreement.

Storage tank improvements at the Westwego Terminals

In connection with two new long-term customer storage contracts at the Westwego Terminal, on March 8, 2013, BWNO entered into a term loan with JPM in the principal amount of $1,348,000.

The BWNO loan includes customary events of default including, but not limited to, the failure of BWNO to pay any principal or interest when due, the breach of any representation or warranty in any of JPM’s loan documents, or insolvency or bankruptcy. Upon the occurrence of an event of default, the BWNO loan will become due and payable automatically and without notice. Additionally, in connection with the closing of the loan, BWNO entered into the Seventh Amendment to the Credit Agreement with JPM.

Debt Covenants

There are two financial covenants related to the JPM outstanding notes as of March 31, 2013. First, the Company must maintain a fixed charge coverage ratio of at least 1.20 to 1.00. Second, the balance sheet leverage ratio cannot exceed 3.25 to 1.00. The Company was in compliance with both covenants as of March 31, 2013.

Convertible Notes

Relatives of the Company’s CEO and former members on the Company’s Board of Directors, together with others, participated in the private offering of convertible debt described below. As of March 31, 2013 and 2012, the outstanding balance of these loans to related parties was $0 and $675,000, respectively.

Private Offering of Convertible Debt.

October 2009 convertible debt offering

On October 15, 2009, we issued $3,001,033 of convertible notes (the “2009 Notes"). The convertible notes originally set a maturity date on October 15, 2011 (the date was later extended, see below) and have a stated annual interest rate of 10%. The principal is payable at maturity but interest is paid quarterly beginning January 15, 2010. The Company incurred interest expense of $158,239 and $300,104, respectively for the twelve-month periods ended March 31, 2013 and March 31, 2012. In addition, the notes are convertible at any time into restricted shares of the Company’s common stock at $0.50 per share.

Related party investors as of March 31, 2013 and March 31, 2012 accounted for $0 and $430,000, respectively of the aggregate amount of convertible debt funds collected. Due to the Merger and Acquisition on October 9, 2012, all of the 2009 Notes were converted into common shares of the Company. As of March 31, 2012, Philip Tracy and William Gore, held 2009 convertible debt notes in the amounts of $100,000 and $150,000, respectively. Gore and Tracy were elected to the Company’s Board of Directors in September 2011.

On March 28, 2011, the convertible note agreements were amended to reduce the conversion price to $0.40 per share upon a change in control of the Company. This change in the conversion feature was evaluated under ASC 815-40. As a result of the new provision, the conversion feature qualified for derivative accounting pursuant to ASC 815. (see Note 7)

In June 2011, the Company contacted the holders of the 2009 Notes to extend the note’s maturity date from October 15, 2011 to October 15, 2013. All of the 2009 Convertible Promissory Notes were amended to reflect the new maturity date. As per accounting standards, this change in the maturity date was evaluated under ASC 470 “EITF 96-19” “Debtor’s Accounting for Modification or Exchange of Debt Instruments.” As a result of the maturity date extension amendment, the convertible debt notes then qualified as a debt extinguishment and therefore were treated as if the Company settled the debt prior to the maturity date and then entered into an entirely new debt agreement after the amendment. (see Note 7)

In connection with the offering, we incurred cash fees of $265,103 and issued 700,000 shares of restricted common stock, valued at $203,000 based on the grant-date fair value of our common stock. These fees were included in the deferred financing costs in our consolidated balance sheet and were being amortized over the original term of the convertible notes using the effective interest rate method. During the twelve-month period ended March 31, 2013 and the twelve-month period ended March 31, 2012, we amortized $0 and $73,314, respectively, of deferred financing cost.

On June 24, 2011, as per ASC 815-40, we evaluated the fair value of the derivative liability (using the BWMS closing share price of $0.55) and recorded a net “non-cash” loss of $115,378, which represents the change in the fair value of the derivative from March 31, 2011 through June 24, 2011.

Per the applicable accounting standards, the amendment of the convertible debt notes was required to be treated as an extinguishment of the original convertible debt notes and related accounts, as of June 24, 2011. Therefore, we wrote off and expensed the remainder of the unamortized deferred financing asset of $61,449 and decreased the derivative liability by $820,800. These transactions resulted in a net “non-cash” gain of $759,351.

Additionally as per ASC 470, we evaluated the fair value of the derivative related to the amended convertible debt notes as of June 24, 2011 (using the BWMS closing share price of $0.55) and recorded a new derivative liability of $2,870,987. This amount was recorded as a discount to the debt and will be amortized over the new remaining life of the notes, until October 15, 2013.

As a result of the First Amendment to the BWNO Credit Agreement with JPM, the maturity and conversion dates of the convertible debt notes issued pursuant to the Company’s September 2009 Convertible Debt Offering were to be extended by certain intervals. As of June 24, 2011, the maturity and conversion dates have been extended until October 15, 2013 but still did not meet the maturity date of September 30, 2014, as requested by JPM. However, JPM was aware of the maturity date extension that was achieved and did not request any action from the Company.

As per ASC 815-40, we evaluated the fair value of the derivative liability as of June 30, 2012, September 30, 2012 and as of October 9, 2012 and recorded a net loss for the increase in the derivative liability for these periods in the amount of $364,431.

As per the Merger and Acquisition on October 9, 2012, all 2009 Notes were converted at the rate of $0.40 per share into 7,502,580 common shares of the Company’s stock. We offset the remaining derivative liability balance of $2,597,500 against paid in capital; and expensed to interest the remaining convertible debt note discount of $2,559,627.

March 2010 convertible debt offering

On March 31, 2010, we issued $1,750,000 of convertible notes (the “2010 Notes”). The convertible notes originally set a maturity date on March 31, 2012 (the date was later extended, see below) and have a stated annual interest rate of 10%. The principal is payable at maturity but interest is paid quarterly beginning June 30, 2010. The Company incurred interest expense of $92,175 and $175,000, respectively for the twelve-month periods ending March 31, 2013 and March 31, 2012. In addition, the notes are convertible at any time into restricted shares of the Company’s common stock at $0.50 per share.

Related party investors as of March 31, 2013 and March 31, 2012 accounted for $0 and $245,000, respectively of the aggregate amount of convertible debt funds collected. Due to the Merger and Acquisition on October 9, 2012, all of the 2010 Notes were converted into common shares of the Company. As of March 31, 2012 Philip Tracy and William Gore, held 2010 Notes in the amount of $100,000 and $75,000, respectively. Gore and Tracy were elected to the Company’s Board of Directors in September 2011.

On March 28, 2011, the convertible note agreement was amended to reduce the conversion price to $0.40 per share upon a change in control of the Company. This change in the conversion feature was evaluated under ASC 815-40. As a result of the new provision, the conversion feature now qualifies for derivative accounting pursuant to ASC 815. (see Note 7)

In June 2011, the Company contacted the holders of the Company’s 2010 Convertible Promissory Note to extend the note’s maturity date from March 31, 2012 to September 30, 2013. All of the 2010 Convertible Promissory Notes have been amended to reflect the new maturity date.

As per accounting standards, this change in the maturity date was evaluated under ASC 470 “EITF 96-19” “Debtor’s Accounting for Modification or Exchange of Debt Instruments.” As a result of the maturity date extension amendment, the convertible debt notes then qualified as a debt extinguishment and therefore were treated as if the Company settled the debt prior to the maturity date amendment and then entered into an entirely new debt agreement after the amendment. (see Note 7)

In connection with the offering, we incurred cash fees of $164,750 and issued 659,000 shares of restricted common stock, valued at $171,340 based on the grant-date fair value of our common stock. These fees were included in the deferred financing costs in our consolidated balance sheet and were being amortized over the original term of the convertible notes using the effective interest rate method. During the twelve-month period ended March 31, 2013 and the twelve-month period ended March 31, 2012, we amortized $0 and $49878, respectively, of deferred financing cost.

On June 24, 2011, as per ASC 815-40, we evaluated the fair value of the derivative liability (using the BWMS closing share price of $0.55) and recorded a net “non-cash” loss of $78,371, which represents the change in the fair value of the derivative from March 31, 2011 through June 24, 2011.

Per the applicable accounting standards, the amendment of the convertible debt notes was required to be treated as an extinguishment of the original convertible debt notes and related accounts, as of June 24, 2011. Therefore, we wrote off and expensed the remainder of the unamortized deferred financing asset of $130,271 and decreased the derivative liability by $770,860. These transactions resulted in a net “non-cash” gain of $640,589.

Additionally as per ASC 470, we evaluated the fair value of the derivative related to the amended convertible debt notes as of June 24, 2011 (using the BWMS closing share price of $0.55) and recorded a new derivative liability of $1,645,253. This amount will be amortized over the new remaining life of the notes, until September 30, 2013.

As per ASC 815-40, we evaluated the fair value of the derivative liability as of June 30, 2012, September 30, 2012 and as of October 9, 2012 and recorded a net loss for the increase in the derivative liability for these periods in the amount of $213,061.

As per the Merger and Acquisition on October 9, 2012, all 2010 Notes were converted at the rate of $0.40 per share into 4,375,000 common shares of the Company’s stock. We offset the remaining derivative liability balance of $1,500,488 against paid in capital; and expensed to interest the remaining discount of $1,390,797.

In summary, during the twelve-month period ending March 31, 2013, the Company recorded “non-cash” expenses of $4,527,916 related to the 2009 and 2010 Notes; approximately $577,492 related to changes in the fair market value of the convertible debt notes derivative liabilities and $3,950,424 for the write off of the remaining note discounts.

Related Party Note Payable:

ArcLight Energy Partners Fund V, L.P. Demand Loan Payable Loan

On December 21, 2012, the Company entered into a Demand Loan (the “AL Loan”) with ArcLight Energy Partners Fund V, L.P. (“AL Fund V”) in the amount of $617,993.20 to temporarily fund extraordinary on-time expenses, related to the Merger. AL Fund V is a related party to the Company, as it is the majority member of Blackwater Midstream Holdings LLC; which owns 100% of Blackwater Investments, Inc.; which owns 100% of the Company. The AL Loan bore interest at the rate of 3.25% annually. The AL Loan was paid back in full on March 8, 2013, along with interest of $4,237.

ArcLight Energy Partners Fund V, L.P. Convertible Promissory Note

On October 9, 2012, BWHD entered into a Convertible Promissory Note (the “BWHD Note”) with ArcLight Energy Partners Fund V, L.P. (“AL Fund V”) in the amount of $20,000,000 to partially fund the acquisition of BWMS’ shares, related to the Merger. AL Fund V is a related party to the Company, as it is the majority member of BWHD; which owns 100% of BWI; which owns 100% of BWMS. The BWHD Note bears interest at the rate of 10% annually and is payable, along with any accrued and unpaid interest, on the maturity date of October 9, 2013. AL Fund V, at any time, on or prior to the maturity date, may convert any portion of the BWHD Note into fully paid and nonassessable Class A units of BWHD at the fixed amount of $0.64 per unit.

9.    EMBEDDED DERIVATIVE LIABILITY

As described in Note 6, the Company issued convertible debt notes in October 2009 and March 2010. The notes are convertible at $0.50 per share, or $0.40 per share upon a change in control of the Company. Based on the alternative conversion options, the Company determined that the conversion options in the notes should be accounted for as derivatives. The Company used the Black-Scholes model to determine the fair value of each of the conversion options as of June 30, 2012, September 30, 2012 and immediately prior to the Merger and upon Acquisition date on October 9, 2012, assigning a probability of occurrence to each conversion option. The final fair value of each of the derivative liabilities considered the likelihood of conversion at the separate conversion prices.

On June 24, 2011 as per ASC 470 the Company amended the notes to extend the maturity date from October 15, 2011 to October 15, 2013 for the October 2009 Notes and from March 31, 2012 to September 30, 2013 for the March 2010 Notes. As a result of these changes to the maturity dates, the Company compared the fair values of the embedded derivative liabilities using the maturity dates immediately prior to and after the modification date to determine if the amendments should be accounted for as a debt extinguishment.

As per the Merger and Acquisition on October 9, 2012, both the October 2009 and the March 2010 Notes were converted at the rate of $0.40 per share into common shares of the Company’s stock. Also at this time, the Company evaluated the fair value of the derivative liabilities and then wrote off the remaining balance of $4,097,988 of the derivative liabilities, offsetting the Paid in Capital account.

October 2009 notes:
The table below summarizes the Black-Scholes Option Pricing Model range of inputs used to calculate the fair market values on the date of the amendment (June 24, 2011) and then at the end of each quarter afterwards and on October 9, 2012. As per the Merger and Acquisition on October 9, 2012, all 2009 Notes were converted at the rate of $0.40 per share into 7,502,580 common shares of the Company’s stock.

Value Date	Dividend	Stock	Risk Free	Expected
Stock Price	Yield	Volatility	Rate	Term
$ 0.53-0.64	—%	105.75%-125.96%	0.18%-0.33%	12-18 Months

March 2010 notes:
The table below summarized the Black-Scholes Option Pricing Model information used to calculate the fair market values on the date of the amendment (June 24, 2011) and then at the end of each quarter afterwards and on October 9, 2012. As per the Merger and Acquisition on October 9, 2012, all 2010 Notes were converted at the rate of $0.40 per share into 4,375,000 common shares of the Company’s stock.

Value Date	Dividend	Stock	Risk Free	Expected
Stock Price	Yield	Volatility	Rate	Term
$ 0.53-0.64	—%	105.99%-125.63%	0.18%-0.33%	12-18 Months

For the twelve-month period ended March 31, 2012, the Company recorded an aggregate gain of $801,995 as a result of these transactions and an aggregate loss of $577,492 for the twelve-month period ended March 31, 2013.

10.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures fair value in accordance with a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The table below sets forth a summary of the fair values of the Company’s financial assets and liabilities as of March 31, 2013:

	Total	Level 1	Level 2	Level 3
Convertible loan derivative liability at March 31, 2011	1,397,911	—	—	1,397,911
Change in fair market value from March 31, 2011 to March 31, 2012	2,122,585	—	—	2,122,585
Convertible loan derivative liability at March 31, 2012	3,520,496	—	—	3,520,496
Change in fair market value from March 31, 2012 to October 9, 2012	577,492	—	—	577,492
Settlement of convertible loan derivative liability due to Merger and Acquisition as of October 9, 2012	(4,097,988)	—	—	(4,097,988)
Convertible loan derivative liability at March 31, 2013	—	—	—	—

11.     STOCK-BASED COMPENSATION

In May and June 2008, we granted 821,036 shares of common stock for management services and legal services with a grant-date fair value of $1,726,160 and $200,000, respectively. The shares granted for legal services vested immediately and were expensed. The shares granted for management services initially vested over a period of twenty months. On December 8, 2009 the Board of Directors of the Company amended the restricted share grants to management, changing the vesting date to January 1, 2012. On December 1, 2011 the Board again amended the restricted share grants to management revising the vesting date to January 1, 2015. Due to the immaterial amounts remaining to be expensed, the Company expensed the remaining amounts in December 2011. Related to these grants we expensed $20,962 for the year ended March 31, 2012 and $0.00 for the year ended March 31, 2013.

In January 2009, we granted 2,283,278 shares of common stock to certain managers as compensation. These shares were valued at $0.29 per share as of the January 2009 grant date and initially vested according to the following schedule: (i) 33.3% on January 1, 2010; and (ii) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if the officers are employed by us on such dates.  On December 8, 2009 the Board of Directors of the Company amended the restricted share grants to management, changing the vesting date to January 1, 2012. On December 1, 2011 the Board again amended the restricted share grants to management revising the vesting date to January 1, 2015. Due to the immaterial amounts remaining to be expensed, the Company expensed the remaining amounts in December 2011. Related to these grants we expensed $164,967 for the year ended March 31, 2012 and $0.00 for the year ended March 31, 2013.

In January 2009, we issued 150,000 shares of common stock to the Company’s Chief Financial Officer as compensation. The shares were valued at $0.29 per share as of the grant date and initially vested according to the following schedule: (i) 33.3% on January 1, 2010; and (ii) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if the Chief Financial Officer is employed by us on such dates. On December 8, 2009 the Board of Directors of the Company amended the restricted share grants to management, changing the vesting date to January 1, 2012. On December 1, 2011 the Board again amended the restricted share grants to management revising the vesting date to January 1, 2015. Due to the immaterial amounts remaining to be expensed, the Company expensed the remaining amounts in December 2011. Related to these grants we expensed $10,837 for the year ended March 31, 2012 and $0.00 for the year ended March 31, 2013.

In March 2009, we issued 3,000,000 shares of common stock to certain managers of the Company as compensation. The shares were valued at $0.11 per share as of the grant date and initially vested according to the following schedule: (i) 33.3% on January 1, 2010; and (ii) 8.3375% on the last calendar day of each subsequent calendar quarter, until all such shares have vested, provided; however, that such shares shall vest according to such schedule only if the officers are employed by us on such dates.  On December 8, 2009 the Board of Directors of the Company amended the restricted share grants to management, changing the vesting date to January 1, 2012. On December 1, 2011 the Board again amended the restricted share grants to management revising the vesting date to January 1, 2015. Due to the immaterial amounts remaining to be expensed, the Company expensed the remaining amounts in December 2011. Related to these grants we expensed $86,559 for the year ended March 31, 2012 and $0.00 for the year ended March 31, 2013.

On December 31, 2009, in connection with a private offering of $3,001,033 of convertible debt we issued 700,000 shares of restricted common stock valued at $203,000. These fees were included in the deferred financing costs in our consolidated balance sheet and were being amortized over the original term of the convertible notes using the effective interest rate method. During the twelve-month period ended March 31, 2012 we amortized $73,314 of deferred financing cost. The debt was extinguishment in June 2011; therefore, we made no related amortization during the twelve-month period ended March 31, 2013.

On March 31, 2010, in connection with a private offering of $1,750,000 of convertible debt we issued 659,000 shares of restricted common stock valued at $171,340. These fees are included in the deferred financing costs in the consolidated balance sheet as of March 31, 2010 and will be amortized over the term of the convertible notes using the effective interest rate method. During the twelve-month period ended March 31, 2012 we amortized $49,878 of deferred financing cost. The debt was extinguishment in June 2011; therefore, we made no related amortization during the twelve-month period ended March 31, 2013.

In September 2010, we issued 304,255 shares of common stock to certain managers and directors of the Company as compensation. The shares were valued at $0.30 per share as of the grant date and vested immediately for the directors; and for the managers, the initial vesting date was set to be January 1, 2012. For the year ended March 31, 2011 we expensed 100% of these grants for directors, $39,119. On December 1, 2011 the Board amended the restricted share grants to management revising the vesting date to January 1, 2015. Due to the immaterial amounts remaining to be expensed, the Company expensed the remaining amounts in December 2011. Related to these grants we expensed $29,339 for the year ended March 31, 2012 and $0.00 for the year ended March 31, 2013.

In November 2010, we issued 54,125 shares of common stock to certain managers of the Company as compensation. The shares were valued at $0.63 per share as of the grant date and the initial vesting date was set to be January 1, 2012. On December 1, 2011 the Board amended the restricted share grants to management revising the vesting date to January 1, 2015. Due to the immaterial amounts remaining to be expensed, the Company expensed the remaining amounts in December 2011. Related to these grants we expensed $22,902 for the year ended March 31, 2012 and $0.00 for the year ended March 31, 2013.

On May 19, 2010, the Company entered into an investor relations agreement with Malcolm McGuire & Associates, L.L.C. (“McGuire) and amended the agreement on June 11, 2010. These agreements require the Company to grant McGuire the option to purchase 100,000 shares of restricted common stock at an exercise price of $0.50 per share. The options vested on November 20, 2010 and may be exercised by McGuire at any time after vesting date and prior to November 20, 2015. Related to these options the Company recorded an expense of $60,854.  The agreement with McGuire also requires the Company, beginning in June 2010 and every month for a six month period, to issue 2,500 shares of the Company’s restricted common stock. The initial six-month time period was allowed to extend. The Company terminated the agreement with McGuire, effective February 29, 2012.

For the period May 2010 through March 31, 2011, McGuire received 25,000 shares of the Company’s restricted common stock, and the Company recorded an expense in the amount of $11,575. For the period April 2011 through February 29, 2012 (the date the contract was terminated), McGuire received 27,500 shares of the Company’s restricted common stock, and the Company recorded an expense in the amount of $12,463.

On May 10, 2011, former director Christopher Wilson gave notice to the Company of his intent to exercise the 705,882 options granted to him in 2009, in a cashless exercise transaction. This cashless option exercise transaction resulted in Mr. Wilson surrendering 196,722 shares; determined by the stated exercise amount of $120,000 (exercise per share price of $0.17 for the 705,882 options granted to him in 2009), divided by the value of the Company’s common stock share price on May 10, 2011 of $0.61, the date of exercise. After surrendering the 196,722 shares, Mr. Wilson received 509,160 common shares. The Company did not record any expenses related to this event.

On June 6, 2011, we issued 298,000 shares of common stock to certain managers of the Company as compensation. The shares were valued at $0.60 per share as of the grant date and the vesting date was set to be January 1, 2015. For the year ended March 31, 2012 we expensed $40,940 related to these grants and for the year ended March 31, 2013 we expensed $137,860 related to these grants.

On October 05, 2011, director Herbert Whitney gave notice to the Company of his intent to exercise 200,000 of the options granted to him in 2009, in a cashless exercise transaction. This cashless option exercise transaction resulted in Mr. Whitney surrendering 75,555 shares; determined by the stated exercise amount of $34,000 (exercise per share price of $0.17 for 200,000 of the options granted to him in 2009), divided by the value of the Company’s common stock share price on October 05, 2011 of $0.45, the date of exercise. After surrendering the 75,555 shares, Mr. Whitney received 124,445 common shares. The Company did not record any expenses related to this event.

On November 17, 2011, director Herbert Whitney gave notice to the Company of his intent to exercise 200,000 of the options granted to him in 2009, in a cashless exercise transaction. This cashless option exercise transaction resulted in Mr. Whitney surrendering 77,273 shares; determined by the stated exercise amount of $34,000 (exercise per share price of $0.17 for 200,000 of the options granted to him in 2009), divided by the value of the Company’s common stock share price on November 17, 2011 of $0.44, the date of exercise. After surrendering the 77,273 shares, Mr. Whitney received 122,727 common shares. The Company did not record any expenses related to this event.

On December 21, 2011, former director Mathijs von Houweninge gave notice to the Company of his intent to exercise 705,882 of the options granted to him in 2009, in a cashless exercise transaction. This cashless option exercise transaction resulted in Mr. Houweninge surrendering 285,714 shares; determined by the stated exercise amount of $120,000 (exercise per share price of $0.17 for the 705,882 options granted to him in 2009), divided by the value of the Company’s common stock share price on December 21, 2011 of $0.42, the date of exercise. After surrendering the 285,714 shares, Mr. Houweninge received 420,168 common shares. The Company did not record any expenses related to this event.

On December 22, 2011, director Herbert Whitney gave notice to the Company of his intent to exercise 305,882 of the options granted to him in 2009, in a cashless exercise transaction. This cashless option exercise transaction resulted in Mr. Whitney surrendering 123,810 shares; determined by the stated exercise amount of $52,000 (exercise per share price of $0.17 for 305,882 of the options granted to him in 2009), divided by the value of the Company’s common stock share price on December 22, 2011 of $0.42, the date of exercise. After surrendering the 123,810 shares, Mr. Whitney received 182,072 common shares. The Company did not record any expenses related to this event.

As per the Merger and Acquisition on October 9, 2012, an effective change in control of the company occurred; therefore, all shares previously granted to management immediately vested. The 20,000 options issued on May 7, 2008 with an exercise price of $2.00 per share were forfeited. The 100,000 options issued on May 19, 2010 with an exercise price of $0.50 were exercised. The 705,882 options issued on May 4, 2009 with an exercise price of $0.17 were exercised.

On October 9, 2012 members of management entered into the Contribution and Rollover Agreement (the “Rollover Agreement”) with Blackwater Midstream Holdings, LLC (“BWHD”) wherein, effective immediately prior to the effective time of the Merger and Acquisition, BWHD acquired from each member of management some of the BWMS shares owned by management, in aggregate 3,108,499 common shares (the “Rollover Shares”) in exchange for an equal number of Class A Common Units of BWHD, in lieu of any Acquisition or Merger cash consideration.

As per the Merger and Acquisition on October 9, 2012, all 2009 Notes were converted at the rate of $0.40 per share into 7,502,580 common shares of BWMS’ stock.

As per the Merger and Acquisition on October 9, 2012, all 2010 Notes were converted at the rate of $0.40 per share into 4,375,000 common shares of BWMS’ stock.

After the contribution of the Rollover Shares, the conversion of the convertible notes into common shares of BWMS, and options exercised, all remaining shares of BWMS were eligible for conversion into cash at the stated merger consideration amount of $0.64 per share.

A summary of the status of BWMS’ common stock options awards is presented in the table below.

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)

Outstanding at March 31, 2011	2,943,528	$0.18	2.69
Granted	—	—	—
Exercised	(2,117,646)	0.17	—
Forfeited	—	—	—
Outstanding at March 31, 2012	825,882	0.25	6.65
Granted	—	—	—
Exercised	(805,882)	0.21	—
Forfeited	(20,000)	2.00	—
Outstanding at March 31, 2013	—	$—	—

12.     CONCENTRATION OF RISK

Concentrations of customers in the terminalling industry may impact our overall exposure to credit risk, in that these customers may be similarly affected by changes in economic or other conditions. We market and sell our services to a broad base of customers and perform ongoing credit evaluations of our customers.

As of March 31, 2013, the Company maintained its cash balances at one financial institution. Balances are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to $250,000 per institution. Occasionally, our cash deposits may exceed the FDIC insurable limit.

As of April 2013, one customer accounted for approximately 21% of total monthly storage revenue. In addition, for the year ended March 31, 2013, approximately 80% of our revenues were derived from five major customers. Our largest customer accounted for approximately 24% of our total 2012 revenues. Each of the other four customers accounted for 8% or more of our 2012 revenues.

13.     OTHER INCOME

In March 2013 the Company recorded a net gain of approximately $47,500 related to the Company’s award of a Louisiana incentive program related to employment increases at the Westwego Terminal. These funds are expected to be received during the fourth quarter of 2013. As of March 31, 2013, receivables related to these awards were recorded as Receivables-other in the consolidated balance sheet.

14.     INCOME TAXES

Earnings before taxes on income and details of the provision for taxes on income for the years ended March 31, 2013 and 2012 were as follows; only for the activities of Blackwater Investments, Inc and Blackwater Midstream Corp. and its subsidiaries. The activities for Blackwater Midstream Holdings LLC are not reported here as any federal and state income taxes due are the responsibility of the LLC’s members:

	Successor	Predecessor
	for the Period	for the Year	for the Year
	October 10, 2012 to	Ended	April 1, 2012 to
	March 31, 2013	March 31, 2012	October 9, 2012
Federal income tax expense (benefit) at statutory rate	$(1,774,868)	$1,713,547	$(1,232,050)
State and local tax expense (benefit)	(261,010)	251,992	(181,184)
Increase (decrease) in valuation allowance	(2,725,000)	(1,968,762)	1,413,233
Other	—	3,222	—

Income tax benefit	(4,760,878)	—	—
Tax provision from discontinued operations	(46,844)	—	—
Income tax benefit from continuing operations	$(4,807,722)	$—	$—

The income tax provision related to continuing operations consisted of the following:
	Successor	Predecessor
	for the Period	for the Year	for the Year
	October 10, 2012	Ended	April 1, 2012 to
	March 31, 2013	March 31, 2012	October 9, 2012

Current	$—	$—	$—
Deferred benefit	4,807,722	—	—

Effective tax rate	90%	—%	—%

Prior to the period ended March 31, 2013, the Company recorded a valuation allowance against its net deferred tax asset. The valuation reserve was reversed in full during the year ended March 31, 2013. The primary difference between the statutory rate and the effective tax rate is the change in the valuation allowance during the respective periods.

The Company follows the provisions of ASC 740 “Income Taxes”, which provides for recognition of deferred tax assets and liabilities for deductible temporary timing differences, operating loss carryforwards, statutory depletion carryforwards and tax credit carryforwards net of a valuation allowance for any asset for which it is more likely than not will not be realized in the Company’s tax return. An analysis of the Company’s deferred taxes follows:

	2013	2012
Deferred tax liabilities
Fixed assets	$6,623,441	$2,534,792
Intangible assets	4,757,913	9,696
Discount on convertible loan	—	1,702,724
	11,381,354	4,247,212
Deferred tax assets
Stock-based compensation	—	962,920
Accrued income and expenses	569,406	55,415
Charitable contributions	3,416	1,728
Derivative liability	—	1,372,993
Net operating loss carryforwards	5,099,601	3,165,924
	5,672,423	5,558,980
Valuation allowance	—	(1,311,768)
Deferred income taxes, net	$(5,708,931)	$—

At March 31, 2013, we had approximately $13.1 million of operating loss carryforwards. The net operating loss carryfowards would begin to expire in 2028.  Some of our net operating losses may be limited by section 382 of the Internal Revenue Code due to the change in control that occurred in March of 2008, and another change in control that occurred in October 2012. ASC 740 “Income Taxes” specifies that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will be realized. Accounting rules require that more restrictive criteria be used to consider the book value of deferred assets in instances in which a company has not demonstrated an ability to generate taxable income.  Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of any net operating loss carryforwards.  Because there was some uncertainty as to the Company’s ability to generate future taxable income, net operating loss carryforwards were fully reserved for the fiscal year ended March 31, 2012. Based on projections of future taxable income and the existence of deferred tax liabilities, the Company has determined that a valuation allowance is no longer required as of March 31, 2013. The reversal of the valuation allowance results in a decrease of income tax expense of $1,311,767 in the fiscal year ended March 31, 2013.

Management assessed its various income tax positions and this assessment resulted in no adjustment to the tax asset or liability. The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision, if any, to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not quantifiable and a change, if any, is not expected to be material. We will account for interest and penalties relating to uncertain tax provisions in the current period income statement, as necessary. We have not recorded any adjustment to our financial statements as a result of this interpretation.  We have tax years 2009 through 2012 remaining subject to examination by various federal and state tax jurisdictions, as applicable.

15.     SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 10, 2013

On July 10, 2013, BWNO entered into a $2,800,000 Non-Revolving Line of Credit Note and various other credit, guaranty and security agreements with JPM to finance the construction of two storage tanks and rail improvements at the Westwego, LA location.

Additionally, on July 10, 2013, the Company entered into a Continuing Pledge of Collateral Mortgage Note, Continuing Security Agreement, Continuing Guaranty, and a Subordination Agreement with JPM related to Blackwater Harvey, L.L.C.’s (“BWHV”) Non-Revolving Line of Credit Note in the amount of $5,800,000 to finance BWHV’s acquisition and renovation of a former industrial site in Harvey, LA to develop into a new bulk liquid storage terminal. BWHV is wholly-owned by Blackwater Midstream Holdings LLC.

On July 10, 2013, Blackwater Harvey, L.L.C. acquired and purchased from Chemtura Corporation approximately 56 acres of property and improvements located at 1805 Fourth Street in Harvey, LA for $2,500,000. The land is adjacent to the Mississippi River and the assets include dormant storage tanks, unoccupied buildings, a barge dock and other improvements. As the site has not been in use for many years, BWHV intends to clear the site of debris, demolish some assets, improve other assets and build new assets to develop the site into a new bulk liquid storage terminal.

The Harvey assets when purchased did not include any employees, customer contracts, permits, licenses, offices, procedures, systems, or processes that had the ability to produce outputs; thus this asset purchase did not meet the definition of a business as per ASC Topic 805-10-55, paragraphs 4 through 9.

On July 18, 2013 the Managers of BWHD approved agreements named, “The Sale and Assignment of Class A Units in Blackwater Midstream Holdings LLC (“Sale of Class A Units”). The agreements, effective July 18, 2013, are between Fund V and Michael Suder (“Suder”), and between Fund V and Dale Chatagnier (“Chatagnier”). As per the Fund V and Suder Sale of Class A Units agreement, Fund V sold, transferred, conveyed and assigned 390,625 of its BWHD’s units and all commensurate rights to Suder for the consideration of $250,000. As per the Fund V and Chatagnier Sale of Class A Units agreement, Fund V sold, transferred, conveyed and assigned 78,125 of its BWHD’s units and all commensurate rights to Chatagnier for the consideration of $50,000.

On October 7, 2013, Blackwater New Orleans, LLC entered into a $12,000,000 Term Note, maturity date of December 31, 2013, along with the Ninth Amendment to the Credit Agreement; the Second Amendment to the Collateral Mortgage, Assignment of Leases and Rents and Security Agreement; and an Allonge to the Collateral Mortgage Note.
Proceeds of the note were used to pay (i) $9,315,000 of principal and $2,685,000 in accrued interest on the $27,000,000 promissory note issued by Blackwater Investments, Inc. to Blackwater Midstream Holdings LLC and (ii) $10,011,111 of principal and $1,988,889 in accrued interest on the $20,000,000 convertible promissory note issued by Blackwater Midstream Holdings LLC to ArcLight Energy Partners Fund V, L.P. (the “Fund V Loan”).

Additionally, on October 7, 2013, AL Blackwater, LLC, a wholly-owned entity of ArcLight Energy Partners Fund V, L.P., entered into a $30,000,000 a one year Credit Agreement with Barclays Bank PLC. Proceeds of the loan were used to pay certain fees and expenses, to pay Blackwater Midstream Holdings LLC’s remaining $9,988,889 of principal towards the Fund V Loan, and to partially reimburse ArcLight Energy Partners Fund V, L.P. for its initial equity contribution into Blackwater Midstream Holdings LLC.

On December 10, 2013, Blackwater Midstream Holdings LLC entered into an Agreement and Plan of Merger by and among AL Blackwater, LLC ("ALB"), Blackwater Midstream Holdings LLC, ArcLight Capital Partners, LLC, American Midstream Partners, LP (“AMID”) and Blackwater Merger Sub, LLC (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Blackwater will merge with Merger Sub, with Blackwater continuing as the surviving entity and an indirect wholly owned subsidiary of AMID (the “Merger”). The aggregate purchase price for the merger is approximately $60 million, subject to certain purchase price adjustments (the “Consideration”), which will be paid in a combination of cash and approximately $3 million of Partnership common units (the “Rollover Units”).  The aggregate Consideration includes the payoff of existing indebtedness of Blackwater.

In addition to the Consideration, AMID has agreed to an earnout that is payable to ALB if, at any time during the five years following the consummation of the Merger, Blackwater Harvey, LLC, a Delaware limited liability company and a wholly owned subsidiary of Blackwater (“BW Harvey”), exceeds a trailing twelve month “EBITDA” of $5,000,000 (the “Target”). In the event BW Harvey achieves the Target, the Partnership will pay ALB the lesser of (i) $5,000,000 and (ii) 50% of eight times BW Harvey’s trailing-twelve month “EBITDA” less its capital costs.